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                                                                    EXHIBIT 10.5

                           FIRST AMENDED AND RESTATED
                                 PROMISSORY NOTE
                                 ---------------
                                    (Secured)

$1,300,195.40                                       FARMINGTON HILLS, MICHIGAN
FINAL DUE DATE: DECEMBER 31, 2010                     DATED: AS OF JULY 15, 2002


           FOR VALUE RECEIVED, GARY A. SHIFFMAN ("Maker") promises to pay in lawful money of the United States of America to the order of SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership ("Holder"), at 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, or such other place as Holder may designate in writing, the principal sum of ONE MILLION THREE HUNDRED THOUSAND ONE HUNDRED NINETY FIVE AND 40/100 DOLLARS ($1,300,195.40), plus interest as hereinafter provided.

           The unpaid principal balance of this promissory note ("Note") shall bear interest from the date hereof, computed upon the basis of a year of 365 days for the actual number of days elapsed in a month, at a rate of interest per annum (the "Effective Rate") equal to 1.75% in excess of six months' LIBOR (the "Index"), as such Index shall vary from time to time, upwards or downwards, and each such Index change shall cause an identical change in the Effective Rate to occur effective immediately; provided, however, that the Effective Rate shall not exceed 9% per annum and the Effective Rate shall not be lower than 6% per annum.

           The indebtedness evidenced by this Note shall be paid to Holder in quarterly installments of interest only, beginning July 15, 1997, and continuing on the fifteenth day following each calendar quarter thereafter until December 31, 2010. One-third (33.33%) of the unpaid principal balance of this Note shall be due and payable on each of December 31, 2008 and December 31, 2009. The entire remaining unpaid principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full on December 31, 2010. Notwithstanding the foregoing, in the event that the current timing of Holder's quarterly dividend payments is subsequently changed, the due date of Maker's quarterly interest payments on this Note shall be adjusted accordingly; provided, however, that Maker's quarterly interest payments shall still be due under this Note even if Holder subsequently discontinues payment of dividends.

           All cash distributions and dividends paid to Maker on those certain 40,000 shares (the "Shares") of the common stock, $.01 par value, of Sun Communities, Inc., a Maryland corporation ("Sun"), issued to Maker as of April 8, 1996 (collectively, the "Distributions") shall first be applied toward the accrued and unpaid interest hereunder and sixty percent (60%) of the remainder of the Distributions, if any, shall be applied toward the outstanding principal balance of this Note. Maker hereby authorizes Holder and/or any of Holder's representatives to apply any and all cash distributions and dividends on the Shares in accordance with the terms of this Note.

           This Note may be paid in full or in part at any time without payment of any prepayment fee or penalty. All payments received hereunder shall, at the option of Holder, first be applied against accrued and unpaid interest and the balance against principal. Maker expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Maker's assumption of these risks.

           Upon the occurrence of any of the following events of default ("Event of Default"): (a) any failure by Maker to pay any installment of principal or interest when due hereunder and such failure shall continue and shall not be cured for a period of ten (10) days after the due date of such payment; (b) Maker's failure generally to pay debts as they mature, or the appointment of a






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receiver or custodian over a material portion of Maker's assets, which receiver or custodian is not discharged within sixty (60) days of such appointment; (c) any voluntary or involuntary bankruptcy or insolvency proceedings are commenced by or against Maker, which proceedings are not set aside within sixty (60) days from the date of institution thereof; or (d) any writ of attachment, garnishment, execution, tax lien, or similar writ is issued against any property of Maker; then, at the election of Holder and without notice, demand or presentment, the entire principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable. All costs and expenses of collection, including, without limitation, reasonable attorneys fees and expenses, shall be added to and become part of the total indebtedness.

           Upon the occurrence and during the continuance of any Event of Default, the outstanding principal amount hereof shall bear interest at a rate which is two percent (2.0%) per annum greater than the Effective Rate otherwise applicable. Maker agrees to pay all of Holder's costs incurred in the collection of this Note, including reasonable attorneys fees and expenses.

           Acceptance by Holder of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Maker's failure to pay the entire amount then due within the applicable cure period shall be and continue to be an Event of Default. Upon the occurrence and continuance of any Event of Default, neither the failure of Holder promptly to exercise its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of Holder to demand strict performance of any other obligation of Maker or any other person who may be liable hereunder, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of Maker or any other person who may be liable hereunder.

           Maker and all endorsees, sureties and guarantors hereof hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, and Holder diligence in collection or bringing suit, and do hereby consent to any and all extensions of time, renewals, waivers or modifications as may be granted by Holder with respect to payment or any other provisions of this Note.

           Notwithstanding anything herein to the contrary, in no event shall Maker be required to pay a rate of interest in excess of the Maximum Rate. The term "Maximum Rate" shall mean the maximum non-usurious rate of interest that Holder is allowed to contract for, charge, take, reserve or receive under the applicable laws of any applicable state or of the United States of America (whichever from time to time permits the highest rate for the use, forbearance or detention of money) after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder, or under any other document or instrument executed and delivered in connection therewith and the indebtedness evidenced hereby.

           In the event Holder ever receives, as interest, any amount in excess of the Maximum Rate, such amount as would be excessive interest shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall be returned to Maker. In determining whether or not the interest paid or payable under any specified contingency exceeds the Maximum Rate, Maker and Holder shall, to the maximum extent permitted by law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and
(c) amortize, prorate, allocate and spread the total amount of interest through the entire contemplated term of such indebtedness until payment in full of the principal (including the period of any extension or renewal thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate. If Holder shall determine that the Effective Rate under this Note is




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usurious or otherwise limited by law, the unpaid balance of this Note, with accrued interest at the Maximum Rate, shall, at the option of Holder, become immediately due and payable.

           Notwithstanding anything herein to the contrary, Maker's personal liability on this Note is limited to all accrued and unpaid interest and fifty percent (50%) of any deficiency after application of the proceeds from the sale of the Shares. Upon an Event of Default and Holder's election to accelerate the indebtedness under this Note, Maker shall be personally liable for all accrued and unpaid interest hereunder, Holder shall apply the proceeds from the sale of the Shares to the then outstanding principal balance on this Note and Maker shall be personally liable for fifty percent (50%) of the deficiency, if any. In addition, Maker, in his sole and absolute discretion, may, at any time (whether or not an Event of Default exists), terminate his obligations hereunder by (i) paying all accrued and unpaid interest on this Note, (ii) assigning all of his right, title and interest in the Shares to Holder, and (iii) after application of the proceeds from the sale of the Shares, paying fifty percent (50%) of the deficiency, if any.

           This Note is secured by that certain Stock Pledge Agreement, dated as of April 1, 1997 (the "Pledge Agreement"). Upon a partial prepayment of this Note, including, without limitation, the payment of outstanding principal on this Note with 60% of the excess Distributions, if any, as provided above, a pro rata portion of the Shares shall be released from the Pledge Agreement.

           This Note is an amendment and restatement of that certain secured Promissory Note in the original principal amount of $1,300,195.40, dated as of April 1, 1997 (the "Prior Note"), delivered by Maker to Holder. This Note does not constitute the extinguishment of the debt evidenced by the Prior Note or the creation of a new debt, but represents a continuation of the Prior Note as amended and restated hereby. Any amount outstanding under the Prior Note, as of the effective date of this Note, shall constitute an advance hereunder. The security interests and pledges granted by Maker to Holder to secure the Prior Note continue to secure this Note.

           Within one hundred twenty (120) days of the end of Holder's fiscal year, Maker shall furnish Holder a current personal financial statement showing Maker's net worth.

           This Note shall be governed by and construed in accordance with the laws of the State of Michigan. This Note shall be binding upon Maker and his successors and assigns, and the benefits hereof shall inure to Holder and its successors and assigns.


                                           MAKER:


                                           /s/ Gary A. Shiffman
                                           ---------------------------------
                                           GARY A. SHIFFMAN






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